As filed with the Securities and Exchange Commission on May 7, 2021

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SURGALIGN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2540607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Lake Cook Road Suite 315 Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

SURGALIGN HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Jonathon M. Singer

Chief Financial and Operating Officer

Surgalign Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

(Name and address of agent for service)

(224) 303-4651

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Grammig, Esq. Holland & Knight LLP 100 North Tampa Street, Suite 4100 Tampa, Florida 33602 Phone: (813) 227-8500 Fax: (813) 229-0134	Joshua H. DeRienzisH Chief Legal Officer and Corporate Secretary Surgalign Holdings, Inc. 520 Lake Cook Road, Suite 315 Deerfield, Illinois 60015 Phone: (224) 303-4651

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Proposed maximum offering price per share(2)	Amount of registration fee(2)
Common Stock, $0.001 par value (“Common Stock”):	5,000,000	$8,900,000	$1.78	$970.99

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the Plan relating to adjustments for change resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Nasdaq Stock Market on May 3, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in the Surgalign Holdings, Inc. Employee Stock Purchase Plan adopted by Surgalign Holdings, Inc. (the “Company” or the “Registrant”) and are not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC by the Registrant are incorporated by reference in this Registration Statement:

(a)     The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021 (including information specifically incorporated by reference into the Registrant’s Form  10-K from the Registrant’s Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders);

(b)     The Registrant’s Current Reports on Form 8-K filed with the SEC on: February  12, 2021; March  12, 2021; March  18, 2021; April  8, 2021; April  23, 2021; and May 5, 2021;

(c)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2020; and

(d)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated August 7, 2000, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by the description of the Registrant’s Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on June 8, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement or prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	for any transaction from which the director derives any improper personal benefit.

Our Amended and Restated Certificate of Incorporation also provides that if the DGCL is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our Amended and Restated Bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not the DGCL would otherwise permit indemnification.

Further, as permitted by the DGCL, the Registrant has entered into separate indemnification agreements with its current directors and executive officers and insures its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

The general effect of the above provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the above liabilities and expense.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

ITEM 9.	UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Surgalign Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 7, 2021.

SURGALIGN HOLDINGS, INC.

By:	/s/ Terry M. Rich
Terry M. Rich President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Surgalign Holdings, Inc., hereby severally constitute and appoint Terry M. Rich and Jonathon M. Singer, each acting alone as an attorney-in-fact with the full power of substitution, for and in the name, place and stead of each of us in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Terry M. Rich Terry M. Rich	President and Chief Executive Officer (Principal Executive Officer) and Director	May 7, 2021

/s/ Jonathon M. Singer Jonathon M. Singer	Chief Financial and Operating Officer (Principal Financial Officer) and Director	May 7, 2021

/s/ Ryan M. Bartolucci Ryan M. Bartolucci	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 7, 2021

/s/ Stuart F. Simpson Stuart F. Simpson	Chairman	May 7, 2021

/s/ Sheryl L. Conley Sheryl L. Conley	Director	May 7, 2021

/s/ Pawel Lewicki Pawel Lewicki	Director	May 7, 2021

/s/ Jeffrey C. Lightcap Jeffrey C. Lightcap	Director	May 7, 2021

/s/ Thomas A. McEachin Thomas A. McEachin	Director	May 7, 2021

/s/ Mark D. Stolper Mark D. Stolper	Director	May 7, 2021

/s/ Paul G. Thomas Paul G. Thomas	Director	May 7, 2021

/s/ Nicholas J. Valeriani Nicholas J. Valeriani	Director	May 7, 2021

INDEX OF EXHIBITS

5.1	Opinion of Holland & Knight LLP regarding legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page).

99.1	Surgalign Holdings, Inc. Employee Stock Purchase Plan.